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                                                                  Exhibit 10.29

proteon                                         Proteon. Inc
-------                                         Nine Technology Drive
                                                Westborough, MA 01581-1799
                                                508 / 898-2800


October 16, 1996

Mr. Robert Connaughton
102 Den Quarry Road
Lynn, MA 01904

Dear Bob:

It is my pleasure to offer you the position of Vice President, Finance/Chief Financial Officer, Treasurer, General Counsel and Clerk reporting directly to me. As agreed, each of us reserves the right to make a final determination as to whether you continue in this capacity or continue in the position of Vice President, General Counsel and Clerk for Proteon. This discussion will take place no later than March 31, 1997. If the decision is made that you will not retain the duties of Chief Financial Officer and Treasurer, such action will not constitute constructive termination under this offer or the severance compensation agreement but thereafter will.

The terms of our agreement will be as follows:

- BASE SALARY: You will receive an initial minimum annual base salary of $120,000, which will be reviewed annually. If you become Vice President, General Counsel and Clerk, salary will not be adjusted downward.

- BONUS: You will be eligible for an additional annual MIP bonus compensation of 40% of Base salary. ($48,000 annualized target on base salary of $120,000, for example). Payment of this bonus is based upon Proteon's Management Incentive Program.

- STOCK: A recommendation will be made to the Compensation Committee that you receive an option to purchase 25,000 shares of stock which vest over a 4 year period.

- SEVERANCE BENEFIT: A severance benefit of twelve (12) months salary and benefits, then current (base) continuation for you, should your position be involuntarily eliminated for any reason other than for cause, (as defined in the Severance Compensation Agreement), will be granted. Should you become employed at any time during payment of the severance year, such severance payments shall terminate except to the extent that base salary in your new employment is less than the installment position amount. In such event Proteon shall only be obligated to pay the amount equal to the difference of the balance of the severance period. If you are paid salary benefits under Section 4(a)(1) of the severance compensation agreement described below, you will not be entitled to receive the severance benefit described in this paragraph.




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Upon acceptance of this offer, Proteon and you will execute a severance compensation and indemnification agreements in the respective forms upon which we agreed.

Bob, I look forward to the contributions you will make in your new role at Proteon, and wish you great success. Please indicate your acceptance of this offer by signing below. Please return one copy of the signed offer letter.

It is understood that the contents herein are confidential to both yourself and Proteon.



Sincerely,


/s/ Daniel J. Capone, Jr.
----------------------------
Daniel J. Capone, Jr.
President and C.E.O.

Accepted by: /s/ Robert J. Connaughton, Jr.
             ------------------------------
             Robert Connaughton


proteon
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